As filed with the Securities and Exchange Commission on July 29, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PayPal Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	47-2989869
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
2211 North First Street
San Jose, California 95131
(Address of Principal Executive Offices)
PayPal Holdings, Inc. 2015 Equity Incentive Award Plan, as amended and restated
(Full title of the plan)
Bimal Patel
SVP, General Counsel
PayPal Holdings, Inc.
2211 North First Street
San Jose, California 95131
(408) 967-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by PayPal Holdings, Inc. (the “Company”), relating to 15,000,000 shares of its common stock, par value $0.0001 per share (the “Common Stock”), issuable to employees, directors and consultants of the Company and its subsidiaries under the PayPal Holdings, Inc. 2015 Equity Incentive Award Plan, as amended and restated (the “Plan”).

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in this Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act and will be separately delivered to Plan participants.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:
(a) The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 4, 2025;
(b) The Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on April 29, 2025;
(c) The Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2025, filed with the Commission on July 29, 2025;

(d) The Company’s current reports on Form 8-K, filed with the Commission on January 22, 2025; February 25, 2025; March 6, 2025; March 10, 2025; April 7, 2025; June 9, 2025; and June 24, 2025; and

(e) The description of the Company’s common stock contained in Exhibit 4.01 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 6, 2020.

All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Notwithstanding the foregoing provisions of this Item 3, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission shall be incorporated or deemed to be incorporated by reference in this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES
Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
As permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company’s Amended and Restated Bylaws (the “Bylaws”) provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the DGCL; provided, however, that the Company is required to provide indemnification with respect to a proceeding (or part thereof) initiated by one of such persons only if the proceeding (or part thereof) is authorized by the Company’s board of directors, (ii) the Company may, in its discretion, indemnify other persons as set forth in the DGCL, (iii) to the fullest extent permitted by the DGCL, the Company is required to advance all expenses incurred by its directors and officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive, (v) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (vi) the Company may not retroactively amend the Bylaws provisions relating to indemnity.
The Company has entered into agreements with its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual, pending, completed or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.
ITEM 8. EXHIBITS
Exhibit Index

Exhibit Number	Description

4.1
Restated Certificate of Incorporation of PayPal Holdings, Inc. (incorporated by reference to Exhibit 3.01 to PayPal Holdings, Inc.’s Quarterly Report on Form 10-Q, as filed with the Commission on July 27, 2017).

4.2	Amended and Restated Bylaws of PayPal Holdings, Inc. (incorporated by reference to Exhibit 3.1 to PayPal Holdings, Inc.’s Current Report on Form 8-K, as filed with the Commission on October 2, 2023).

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1
PayPal Holdings, Inc. 2015 Equity Incentive Award Plan, as Amended and Restated (incorporated by reference to Exhibit 10.1 to PayPal Holdings, Inc.’s Current Report on Form 8-K, as filed with the Commission on June 9, 2025).

107*	Calculation of Filing Fee Table.

*	Filed herewith.

ITEM 9. UNDERTAKINGS
1. The undersigned registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 29, 2025.

PAYPAL HOLDINGS, INC.

By:	/s/ Alex Chriss
Alex Chriss President, Chief Executive Officer and Director
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Alex Chriss, Jamie Miller, Bimal Patel and Brian Y. Yamasaki, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all post-effective amendments), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alex Chriss	President, Chief Executive Officer and Director (Principal Executive Officer)	July 29, 2025
Alex Chriss

/s/ Jamie Miller	Executive Vice President, Chief Financial and Operating Officer (Principal Financial Officer)	July 29, 2025
Jamie Miller

/s/ Christopher Natali	Vice President, Chief Accounting Officer (Principal Accounting Officer)	July 29, 2025
Christopher Natali

/s/ Joy Chik	Director	July 29, 2025
Joy Chik

/s/ Jonathan Christodoro	Director	July 29, 2025
Jonathan Christodoro

/s/ Carmine Di Sibio	Director	July 29, 2025
Carmine Di Sibio

/s/ David W. Dorman	Director	July 29, 2025
David W. Dorman

/s/ Enrique Lores	Director	July 29, 2025
Enrique Lores

/s/ Gail J. McGovern	Director	July 29, 2025
Gail J. McGovern

/s/ Deborah M. Messemer	Director	July 29, 2025
Deborah M. Messemer

/s/ David M. Moffett	Director	July 29, 2025
David M. Moffett

/s/ Ann M. Sarnoff	Director	July 29, 2025
Ann M. Sarnoff

/s/ Deirdre Stanley	Director	July 29, 2025
Deirdre Stanley

/s/ Frank D. Yeary	Director	July 29, 2025
Frank D. Yeary